EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 13, 2020 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of June 30, 2020, of $41.5 million, an increase of approximately $2.6 million since March 31, 2020. Net asset value per share increased to $3.07 as of June 30, 2020 from $2.88 as of March 31, 2020. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2020
Net assets	$41,469	$38,895	$45,989	$49,024	$47,933
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$3.07	$2.88	$3.40	$3.63	$3.55

The following were the portfolio companies that experienced increases in their fair values during the second quarter of 2020:

•	Increase in the Value of PalletOne. Equus holds an 18.7% fully-diluted share interest in PalletOne, Inc. (“PalletOne”) one of the nation’s largest wooden pallet manufacturers and a major supplier of treated lumber in the southeastern United States. The fair value of the Fund’s share interest in PalletOne increased from $26.5 million to $27.5 million during the second quarter of 2020, principally as a result of strong operational results during the quarter and the trailing twelve months ended June 30, 2020. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment. Notwithstanding the strong operational results of PalletOne, it remains uncertain as to the extent that the general economic contraction caused by the coronavirus may have on the business of PalletOne in subsequent quarters in 2020 and into 2021 (see A Note About the Coronavirus and Other Events below).

•	Increase in the Value of Equus Energy. The price of crude oil, which began the second quarter of 2020 at $20.48 per barrel, ended the quarter at $40.65, largely as a result of the partial resumption of economic activity in states and countries that had imposed significant restrictions on their populations in connection with the onset of COVID-19. Principally due to such price increases, the value of this investment increased from $4.5 million at March 31, 2020 to $5.5 million at June 30, 2020. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment (see A Note About the Coronavirus and Other Events below).

•	Increase in the Value of MVC Capital Shares. The trading price of MVC Capital, Inc.’s (“MVC”) common stock increased from $4.37 per share on March 31, 2020 to $6.53 per share as of June 30, 2020. The Fund received $67,293 in cash and 4,449 MVC shares as stock dividends during the quarter, resulting in a total of 578,596 MVC shares held at June 30, 2020. The fair value of this holding increased from $2.5 million at March 31, 2020 to $3.8 million as of June 30, 2020.

A Note About The Coronavirus and Other Events

The Impact of the Coronavirus Generally. In 2019, SARS-CoV-2, a highly contagious pathogen which causes COVID-19, coronavirus disease, or simply, the ‘coronavirus’, arose in Wuhan Province, China. The coronavirus has had a substantial detrimental impact on markets and economic forecasts for governments and businesses worldwide. During the first and second quarters of 2020, national, state, and local governments across the United States implemented significant travel, movement, and assembly restrictions, as well as restrictions on the movement of goods, all of which have had, and are expected to continue to have, a material adverse impact upon consumer and business demand. Commencing in the second quarter of 2020, certain states began to ease such restrictions, but such efforts may not be sufficient to stimulate the resumption of economic activity at levels that existed prior to the onset of the coronavirus. Moreover, the easing of such restrictions has resulted in an increased number of coronavirus infections, which in turn has caused states to delay or even reverse allowances for movement and assembly, each of which are expected to protract the adverse economic effects of the coronavirus. If the coronavirus continues to spread, or if the economic disruption caused thus far by the coronavirus continues, our operations and financial condition could be materially adversely affected.

Impact of the Coronavirus on Our Operations. The highly contagious nature of the coronavirus has caused numerous private and public organizations to substantially alter the way in which they operate. Many such organizations have, to the extent possible, required employees to work remotely to reduce opportunities for contagion. We have also taken steps to minimize the exposure of our employees and service providers by requiring all such persons to work from a remote location. We utilize a cloud-based storage and retrieval system for our records and can communicate electronically or by telephone with third parties such as our financial institutions, legal and accounting advisors, and our portfolio companies. However, government directives on social distancing and shelter-in-place mandates have rendered us unable to travel to attend in-person board meetings, negotiations, and other functions which are endemic to the interpersonal nature of private equity investing. Should these disruptions and restrictions on travel continue as a result of the coronavirus, we cannot, therefore, assure you that our operations will not be materially adversely affected thereby.

Impact of the Coronavirus on Our Portfolio Companies. As noted above, certain of our portfolio companies have been affected by various force majeure events that include the global outbreak of the coronavirus. These events have had, and may continue to have, a material adverse impact on our portfolio companies’ supply chains, limit access to key commodities or technologies, otherwise impact their employees, customers, manufacturers or suppliers or otherwise cause material disruptions to their industry or the industries they serve. In the case of the coronavirus, such a force majeure event has had, and may continue to have, a broader negative impact on the world economy and international business activity generally. A protracted negative impact to one or more of our portfolio companies as a result of the coronavirus could have a material adverse effects on our business, financial condition and results of operations.

Impact of Geopolitical Events and the Coronavirus on the Oil and Gas Sector. The first quarter of 2020 witnessed substantial price decreases for crude oil, falling from $61.06 at December 31, 2019 to $20.48 at March 31, 2020 before partially recovering to $40.65 at June 30, 2020. The collapse in prices was the result of a price war between the Russian Federation and Saudi Arabia and a massive drop in forecasted demand as a consequence of the coronavirus. Despite the price of crude oil almost doubling during the second quarter of 2020, should such prices not continue to recover to sustainable levels, a number of smaller oil and gas firms that have incurred leverage could experience severe economic challenges, including insolvency and bankruptcy. Other firms, such as Equus Energy, could see future capital expenditures to generate additional reserves from existing mineral interests postponed indefinitely, which could have a material adverse effect upon the operations and financial condition of Equus Energy.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.